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                                 SECOND AMENDMENT TO
                          SECOND AMENDED AND RESTATED BYLAWS

    Section 2.10.2 of the Company's Second Amended and Restated Bylaws is hereby amended in its entirety to read as set forth below:

2.10.2 VOTING RIGHTS OF CERTAIN CONTROL SHARES. Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Subtitle 7 of Title 3 of the Maryland General Corporation Law or any successor statute (the "Maryland General Corporation Law") shall not apply to any acquisition of shares of stock of the Corporation by (a) Hunt Acquisitions Partners, Ltd., a Delaware limited partnership, RRH Corporation, a Delaware corporation (or any affiliate thereof), or Ray L. Hunt (or any affiliate of Ray L. Hunt) (individually and collectively referred to as "Hunt"), (b) USAA Real Estate Company, a Delaware corporation, or United Services Automobile Association (or any direct or indirect subsidiary thereof) (individually and collectively referred to as "USAA"), (c) The Prudential Insurance Company of America, a New Jersey insurance company ("Prudential"), or (d) State Street Bank and Trust Company, as Trustee for Ameritech Pension Trust ("Ameritech"). This Section 2.10.2 may not be amended or repealed, in whole or in part, at any time, whether before or after an acquisition of "control shares" (as defined under the Maryland General Corporation Law) by Hunt, USAA, Prudential or Ameritech, without the prior written consent of such entities.